Exhibit 99.1

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

PFSWEB

Moderator: Todd Fromer

May 15, 2013

11:00 a.m. ET

Operator:	Ladies and gentlemen, this is the operator. Today’s conference is scheduled to begin momentarily. Until that time, your lines will again be placed on music hold. Thank you for your patience.

Ladies and gentlemen, this is the operator. Today’s conference is scheduled to begin momentarily. Until that time, your lines will again be placed on music hold. Thank you for your patience.

Ladies and gentlemen, thank you for standing by, and welcome to the PFSweb first quarter 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I will now turn the call over to Mr. Todd Fromer of KCSA Strategic Communications. Please go ahead, sir.

Todd Fromer:	Thank you, and thank you, everyone, for your patience this morning. Before turning the call over to management, I would like to make the following remarks concerning forward looking statements. All statements in this conference call, other than historical facts, are forward looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions, typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve and are subject to risks,

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications containing PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward looking statements. PFSweb expressly disclaims any intent or obligation to update these forward looking statements. During this call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales, and certain ratios that use these measures. In our press release with the financial tables issued earlier today, which is located on our website at PFSweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors, and should not be considered – and should be considered in addition to, and not instead of, GAAP measures.

At this time, it is now my pleasure to turn the call over to Mike Willoughby, CEO of PFSweb. Mike, the floor is now yours.

Mike Willoughby:	Thank you, Todd, and thank you, everyone, for joining us on today’s call. I’m here this morning with our CFO, Tom Madden, who will be discussing our financial performance for the quarter. But before turning the call over to Tom, I wanted to first discuss the exciting developments we announced this morning, and provide an update on the key operational highlights during the first quarter.

As I said on last quarter’s conference call, I am committed to creating shareholder value, and transforming PFSweb into a sustainable, growing profitable company. That’s why I am thrilled about the strategic relationship with transcosmos we announced earlier today. For those of you who aren’t familiar with transcosmos, let me provide you with some background.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

transcosmos is a public company based in Tokyo that manages call centers and provides IT, data management and digital marketing services for a large portfolio of leading global brands, including some 700 clients.

The company has an extensive footprint for its operations, with facilities across the globe. However, it has an especially strong presence in Asia Pacific countries, and has plans for emerging markets such as Brazil, Russia and India. One of my major goals as CEO is to position PFSweb as the global e-commerce services leader. The U.S. and Europe continue to see strong growth in e-commerce, as more consumers buy goods on line. But in many parts of the world, especially those where transcosmos has a presence, on line shopping is just now emerging.

We believe the best way to enter these markets is by partnering with best in class providers. By taking this approach, we can provide a competitive service offering, without incurring significant capital costs required to build out facilities and infrastructure, that we would need to serve our clients. That’s why we think the transcosmos relationship makes so much sense.

When we initially met with transcosmos management, we were incredibly impressed not only by their pedigree and track record of success, but also by their business philosophy and entrepreneurial approach. When they work with a company, they don’t just see it as a business arrangement. They’re looking for a long-term partner that is going to grow and prosper with them.

Because of their philosophy and approach, they feel it’s incredibly important to have skin in the game, which is why in addition to forming this strategic relationship, we have a definitive agreement with them, that will allow transcosmos to acquire 3,214,369 shares of PFSweb common stock, equivalent to 19.99 percent of shares outstanding post-transaction, at a price of $4.50 [$4.57] per share.

Pursuant to the terms of the transaction, transcosmos is permitted to acquire up to an additional five percent of the company’s outstanding common stock on the common market, and is subject to a two-year lockup and a customary stand-still agreement. The company and transcosmos also entered into a

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

customary registration rights agreement. The 14.7 million dollars in gross proceeds from the transaction will not only help PFSweb bolster our balance sheet, but also give the company the financial flexibility to implement several initiatives that we believe will drive growth in our services business.

In particular, we will explore options including acquisitions or investments in creative design firm, a system integrator or technology providers, acquiring a competitor in another geography and funding international expansion in Asia Pacific, South America, and ultimately the Russian-speaking eastern Europe countries. We will also be open to opportunities to use a portion of the proceeds to fund our share repurchase program previously authorized by our board of directors.

On the operational side, we gain access to transcosmos’ more than 800 web developers, and more than 2,500 digital marketing specialists in Asia. Over time, we’ll be able to cross train the web developers on Demandware integration, which will help us to onboard more clients on to the Demandware platform in multiple geographies. In addition, we’ll also be able to bolster our call center capabilities, by leveraging transcosmos footprint of world-class call centers, and take advantage of their suite of digital marketing services, in Asia Pacific.

Most importantly, this arrangement will help us secure new client engagements. We will be able to offer our existing clients services in geographies where we previously did not have a practical presence. In addition, we will be able to offer transcosmos existing clients, which are seeking to expand into the U.S. and Europe, with a suite of services they haven’t been able to access before.

Now with that color on the transcosmos acquisition, I’d like to turn to our first quarter, and give you an overview of the events that helped shape our financial performance, as well as events that will directly impact the quarters to come. To start, while within our expectations and as previously disclosed, we acknowledge that our revenues for the first quarter are disappointing, compared to the record levels we achieved during the year in 2012. First, to clarify why revenues declined compared to last year, we are now seeing the impact of certain client programs that are transitioning off of our solution, either partially or completely.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

While these events have been anticipated for a few quarters, we are now starting to see the larger impact in our financial results. Though we are disappointed by the loss of this revenue, tied to these transitioning client programs, I want to make it clear that I believe the largest of these client transitions are tied directly to, or influenced heavily by, certain operational challenges we experienced in 2011. As discussed on the last call, we believe we have addressed the root causes for those operational challenges in 2011, and we have a new appreciation for our clients’ expectations for us to scale to meet planned or unplanned volume spikes, and we’re confident we have the ability now to scale our operation and infrastructure appropriately.

We believe we’ve proved this to our clients and to ourselves during the last 2012 holiday season, when under similar volume characteristics, we performed at or above service levels. And I’m very pleased to report that we went into 2013 with 100 percent referenceability, with our clients. While we expect and plan for a certain level of churn in our client portfolio, along with the associated revenue attrition from that churn, these levels of revenue attrition in 2013 should be an anomaly, and we target returning to our expected level of churn of approximately five percent of service fee equivalent revenues in the coming years.

Secondly, and this is related to the first point in various ways, we have been executing various internal changes in staff adjustments all the way from the top to the bottom. As I stated on our 2012 fourth quarter call in March, we have implemented a reduction in head count and restructuring of our business to streamline our operations and increase efficiency. And while there is some benefit from these changes reflected on our March quarter results, primarily from natural staff attrition we experienced in the quarter, most of the benefit from these changes will be felt in the last three quarters of 2013. While we have included the anticipated benefit from these changes and cost controls in our guidance for 2013, we remain committed to continuing a thorough review of our business to identify inefficiencies and cost reduction opportunities.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

With regard to our ongoing restructuring plan, let me provide you with an update from our call six weeks ago. We continue to be committed to executing plans that we believe will accelerate progress toward our objective to make PFSweb a consistently profitable company, while we simultaneously adjust to the transition of certain clients out of our solution, fully or partially, during the first half of 2013. Some of these completed or in process actions are, a reduction in professional head count and adjustments to operational head count, which will continue as client transitions are completed.

A targeted reduction of 25 percent in aggregate top executive based salaries, as part of a more incentive-based compensation program. We believe the executive comp plan to be disclosed in our annual proxy statement is aligned with industry best practice, based on assistance we’ve received from outside experts on executive compensation plans. A completed realignment of the leadership team and organizational structure based on our business model, consisting of our client service life cycle, our technology ecosystem, our operational centers of excellence, and our agency services. We believe these changes will have a measurable impact on our service levels, sales efforts, overall client retention, and will result in greater shareholder value through higher revenues, better aligned SG&A levels and improved gross margins.

We have also made a commitment to increase our visibility with Wall Street and garner expanded research coverage and support through a re-invigorated investor relations effort. Over the past six weeks, Tom and I have conducted a series of investor road shows in New York, Minneapolis, Milwaukee and San Francisco. We have enjoyed the opportunity to share the PFSweb story with existing investors, prospective investors new to our story, and other interested parties. We expect to continue this commitment to greater transparency and engagement as we return to New York and travel to additional cities and venues throughout the rest of the year.

On the last call, I made a commitment to all our shareholders to evaluate every opportunity to accelerate growth and unlock shareholder value through targeted acquisitions, partnerships or joint ventures, particularly in the areas of international expansion and agency. I hope you appreciate the announcement of our transcosmos alliance, and the associated investment in our company as

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

a clear indication of our commitment to accelerate growth and increase shareholder value. While I do not expect to announce a new deal with every conference call, we will continue to evaluate every opportunity in light of the resources we now have at our disposal.

Tom and I also remain committed to exploring alternatives to the way in which we present the financial results of our Supplies Distributors business. We have been clearly reminded, in our meetings with investors, that the accounting treatment of this segment and our business – of our business masks the true value of our company, and detracts from the strong growth opportunities of our services business.

We realize we must spend at least five minutes of every meeting explaining service fee equivalent, and while we believe that is an effective tool for understanding the true nature of our revenue stream, we also realize there are many meetings that never happen because our seemingly static top line performance over the past several years, immediately prevents us from getting a second look from an investor. So we will explore ways to modify how we present these results while continuing to provide value to (Ricoh) and our other partners within this business segment.

On our last call, I also committed on behalf of the management team and the board to make an effort to increase stock ownership of the management team and the board, by establishing ownership targets and using purchases of PFSweb shares in the open market, and/or exercising and holding vested option grants to further align our interest with our shareholders.

We have begun this effort, as evidenced by the option grants exercised and held by members of the management team in April. We also expect this commitment to be reflected in the long-term incentive portion of the executive comp plan.

With those updates from our ongoing restructuring plan, I’d like to move to a review of our new business developments. There are several new client programs that we have just launched, or are in the process of implementing. We are very excited about these new solutions, and the associated revenue they can potentially generate.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

However, these programs require a ramp-up period before we expect to achieve projected levels of activity. This post implementation ramping period can vary based on what the brand or retailers’ e-commerce presence was, prior to launching our program, though it averages between three to nine months from launch date.

For an update on our existing client business, we’re pleased to announce the launching of three new e-commerce programs and the signing of one agreement to expand an existing program. This past quarter, we launched two new individual brand programs under the previously announced master services agreement with Amer Sports. This includes one for Wilson, a leading manufacturer of ball sports equipment, and the other was for a leading basketball and softball equipment brand that we went live with in April, with a PFSweb order fulfillment solution. These two esteemed brands joined an already successful portfolio of Amer brands live with PFSweb, and we look forward to more brands and international expansion later this year.

On our last call, we announced the expansion of a new end to end program for an additional brand under the previously announced master agreement with Kraft Foods. Joining the successful Gevalia and Tassimo solutions, this new Kraft food and beverage brand went live in April. We’re excited to help them grow this brand’s first e-commerce site, as we continue to visibly illustrate the value that our solution brings to enterprise companies with multiple brands.

Also on our last call, we announced that we had recently started a scoping project for an existing client in our growing CPG category, for which we currently operate a loyalty fulfillment program. We’re pleased to announce that we have completed that scoping project, and we have since signed an agreement with this client to provide an end to end solution for a new product line launching in the third quarter. We are very excited to expand our relationship with this long-standing client, and help them grow their first e-commerce business.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Moving to our new business contracts, this first quarter we launched one new U.S. direct to consumer program and signed three more. And as previously mentioned a few quarters ago, we signed a major footware manufacturer for a U.S. direct to consumer solution. We’re excited to announce that this brand’s e-commerce program went live in April. For this solution, we are providing order management, payment processing, fraud management, customer care, and order fulfillment services. Our solution is this brand’s first e-commerce operation, and they have plans to expand internationally with PFSweb later this year.

This global program also represents the first time we have integrated our technology ecosystem with the (hybris) e-commerce platform, and we are happy to add this platform to our growing list of certified platform integrations. Finally, we are excited to announce the signing of a master services agreement with a leading Fortune 500 apparel and home fashion retailer. Under this master services agreement, we will be providing order management, payment processing, fraud management, customer care, and order fulfillment services for at least three of their U.S. brands beginning with the planned launch of the first brand late in the third quarter of this year.

We are proud to add these esteemed brands to our growing client portfolio and look forward to helping them grow their e-commerce businesses. We also hope to be able to share their names with you, after the program’s launch in the third quarter. In addition, all these new programs brings our total to 81 total e-commerce programs live around the world with 32 of them being end to end programs. We currently have 13 programs in implementation and scheduled to go live periodically over the next six to nine months.

Our new business pipeline has rebounded nicely since just a little over a month ago, to more than 50 million in average annual contract value based on our client projections. This resurgence in our pipeline reflects the March quarter seasonal fluctuation we often see coming out of the busy holidays, where we experience a decline in business development activities due to the retail industry’s focus on capturing holiday demand.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Over the past couple of years on these calls, I’ve consistently stressed the importance of our current clients in generating new business opportunities for us. Whether onboarding new brands under a master services agreement, or launching new client programs in new geographies, this organic growth is key to our future success. I believe current client contribution is a very important indicator of the health of our pipeline, and I’m happy to note that 40 percent of the revenue and a number of deals in our new business pipeline come from current clients.

One benefit of this is that typically, our sales cycle is significantly shorter and onboarding time reduced compared to the effort to close and onboard a new client. As we look to the future with a growing client portfolio, we would target to continue to grow the number of new clients we can onboard in each new geography, while we also increase the number of new deals we can support from current clients.

Changing gears slightly, we are also excited to announce new developments in regards to PFSweb’s iCommerce initiative. Later this year, we will deploy a comprehensive omni-channel commerce solution for an existing apparel brand client. This expanded solution will leverage the full range of our iCommerce technology ecosystem, including PFSweb’s iCommerce Product Content Management solution, the Demandware commerce platform to power web store fronts optimized for both desktops and mobile devices, and Endless Aisle applications used by stores to sell products not available in store, the Shopatron Distributed Order Management platform to power Ship-from-sSore and In-Store Pickup programs, and our iCommerce Agent application deployed to stores to enable a seamless, Buy Online, Return To Store process.

This expanded solution will empower this multi-channel brand retailer to further delight its customers by providing a consistent high-quality brand experience across all their channels, and by enabling the consumer to buy any product, any time, anywhere. Now I’d like to turn the call over to Tom for a detailed review of our first quarter 2013 financial results. Tom?

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Tom Madden:	Thank you, Mike. Good morning, everyone. Before I start on my financial overview, I do want to clarify one comment from Mike’s section earlier. I believe we heard that he indicated a share price of $4.50 per share on the transcosmos acquisition. The actual price was $4.57, just to ensure the clarification on that.

I want to spend some time going through the March quarter results reported earlier today, as well as our outlook for the remainder of calendar year 2013. On an overall basis, while we’re pleased with our results from the first quarter of March 2013, we continue to expect 2013 to be a transition year for us, as we wind down certain previously announced client programs, as well as incur several restructuring and other related costs, related to our initiatives to streamline and improve our operations.

Our total consolidated revenue for PFSweb in the quarter ended March 31, 2013, decreased to 63.1 million, compared to 72.8 million reported in the first quarter of last year. This decrease was primarily related to our anticipated drop in our product revenue segment activity, as well as a slight drop in our service fee business, as we have discussed several times in the past. Our product revenue activity is expected to decline based on reorganizational changes by our primary clients in that business segment of (Ricoh).

As in the past, we provided key metrics in our business that we refer to as service fee revenue – service fee equivalent revenue, and this metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross margin on our product revenue business, so that both businesses can be measured on a similar service fee basis.

During our first quarter, our service fee equivalent revenue declined slightly to 30.0 million, as compared to 31.2 million over the same period last year. While several new and expanded client programs generated increased revenue for us on a year over year basis, the reduction in revenue related to client transition activity more than offset these increases.

Our consolidated gross profit for the March 2013 quarter increased to 10.7 million, or 20 percent of net revenues, excluding pass-through revenues, as compared to 9.6 million, or 15.2 percent of net revenues, excluding

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

pass-through revenues, for the same period in the prior year. This improvement in gross margin percentage was both due to business mix as we experienced a higher percentage of our net revenues from the higher gross margin service fee business segment, and also due to an improvement in the overall gross margin for that service fee business.

Our gross profit percentage for the services business grew to approximately 31 percent during the March 2013 quarter, as compared to approximately 24 percent in the prior year. A portion of this increase is related to improved operating efficiencies, as well as an increasing percentage of our service fee revenue being generated from higher margin, professional services, and technology activities.

In addition, the service fee gross margin in the first quarter of 2013 included an incremental benefit of approximately 0.6 million, a certain client transition-related agreement, which we expect to continue into the second quarter.

On a going forward basis, we continue to target an overall gross profit percentage of 25 to 30 percent on existing and new service fee contracts. We are focused on continuing to increase the level of higher margin service fee activity, including our professional services model, and technology-related services, to help offset what can be often lower gross margin activity in certain more commodity-like service areas of our business.

Our gross margin percentage for the product revenue business stayed relatively stable on a year over year basis.

Our SG&A for the first quarter of 2013 increased to 12.8 million as compared to 10.5 million in the same period of the prior year. Both periods included incremental charges. In 2013, we had approximately 2.3 million of restructuring and other related costs, while in the prior year we had a total of 1.0 million of costs related to lease termination and relocation expenses.

Excluding the impact of these incremental charges in both periods, we had a year over year increase of approximately one million dollars in SG&A, primarily related to increased depreciation and amortization expense, facility-related costs, and personnel-related expenses. As I indicated, our first quarter

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

included approximately 2.3 million in restructuring and other charges. The charges were related to the previously mentioned reduction in professional and operational head count we implemented in March, including severance costs for our former chairman and CEO.

While the 2.3 million currently represents the bulk of our planned restructuring charges, we anticipate making certain additional cost reductions as client transitions are completed, which is expected to be reflected in our second quarter 2013 financial performance.

We believe we are making the appropriate adjustments to our operations and staffing to address the expected short-term reduced revenue levels, while still supporting our long-term growth initiatives.

As many of our restructuring-related activities did not occur until very late in the March quarter, there was only minimal benefit in quarter one. However, we are currently targeting that our restructuring activities will result in reduced ongoing SG&A levels as we look out at the rest of the year, to a level of approximately 10 million dollars or less on a quarterly basis.

Based on a combined factor of the items that I’ve previously mentioned, our adjusted EBITDA for the quarter was 2.9 million, as compared to 2.6 million for the prior year. Our non-GAAP net income, which excludes restructuring charges, among other items, was approximately break even, which is relatively consistent with our performance in the same period of the prior year.

Turning to the balance sheet, our total cash and cash equivalents as of March 31, 2013, was approximately 18.3 million, and our total debt was just under 24 million. As a result, our total debt versus cash net position of approximately 5.7 million as of March, compares to approximately 2.2 million as of December 31, 2012, our year end date.

If you recall, however, we had previously indicated that the December cash and debt balances had been favorably impacted by the timing of various vendor and client reimbursement programs. Our March 2013 net balance is more in line with prior quarter ends.

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Obviously, with our new cash infusion from transcosmos today of over 14 million, we have strengthened our balance sheet considerably, and we believe such capital will play an important role in allowing PFSweb to accelerate its ongoing growth initiatives.

Again, while we are pleased with our financial results for the first quarter, 2013 is going to be a transition year for us. As we look ahead, we expect that we will experience reduced revenue and profit in the second and even more so, in the third quarter of 2013, as compared to the first quarter, as these client programs continue to transition.

We then expect an improvement in our fourth quarter, as we realized increased benefits from new and expanded client programs, including potential new clients through our transcosmos relationship as well as seasonal client values. Again, while we recognize this is a transition year, we are very excited about the positive momentum in our business, including the new business opportunities we anticipate from our transcosmos relationship. Given the ramp-up time required to contract and implement new client solutions, we expect the benefit of these opportunities will be primarily reflected in our calendar year 2014 and forward results.

As such, at this time, we are reaffirming our guidance for calendar year 2013, with service fee equivalent revenue expected to be in the range of 110 to 115 million, and adjusted EBITDA in the range of eight to 10 million dollars. These exclude the impact of restructuring and other related costs, which we expect to continue but to a lesser extent in the second quarter.

One last area I’d like to discuss before I turn this back to Mike, relates to our shareholder relations activity. As Mike indicated, he and I have been very active over the past six weeks, communicating our story to current and prospective investors. Our goal here is to present our PFSweb investment thesis loudly and clearly to the investor community. We continue to believe we have strong opportunities for growth as we look to the future, and with our new relationship with transcosmos, we now have an even more exciting PFSweb story to share.

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Now I’d like to turn the call back to Mike for some closing remarks. Mike?

Mike Willoughby:	Thanks, Tom. As I stated earlier, we are very excited about the progress we’ve made over the past few months. We believe our future offers tremendous growth opportunities and we believe the steps that we’re taking will help us unlock that potential. Our relationship with transcosmos is just one new part of this exciting new path the company is taking to aggressively grow the business.

I look forward to beginning to start leveraging this new relationship over the summer, and I’m excited to bring you news of our plans to accelerate growth through this important alliance in the quarters to come. I’d like to invite you to stay involved with our story and track our progress as we work to transform PFSweb into a global commerce powerhouse. I’d like to thank everyone that attended the call today, and I hope to be speaking with many of you over the next few days and weeks. I’m fully committed to delivering the best possible returns for our shareholders and the highest levels of service and value for our world-class customers.

This concludes our prepared remarks, and I’d now like to open the call up for questions. Operator?

Operator:	At this time, I’d like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of George Sutton out of Craig-Hallum.

George Sutton:	Thank you. Hi, guys.

Mike Willoughby:	Good morning, George.

George Sutton:	I’m intrigued by the transcosmos opportunities, as you listed in your press release. I wondered if you could talk about some tangible examples, for example a PFSweb client moving to Japan, or a transcosmos client moving to the U.S. How would that work structurally? How might that look different than it was just simply a deal done through your system?

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Mike Willoughby:	Well, first off, I think operationally a transcosmos client coming to the U.S. requires very little additional work for us to facilitate that, which one of the reasons that we focused that particular benefit, you know, up front early in this process, so you know, phase one if you like of the process would be to engage with current transcosmos clients that have, you know, an eye towards entering the market in North America or Europe, and onboarding those clients as rapidly as we can, including the potential to have some client programs live in the last quarter of this year.

You know, everything is in place to create that opportunity for those clients. With regard to our clients going to Japan, for instance, there is some work to be done to localize our solution appropriately for that audience. We believe we have resources available within transcosmos to help with that work. Their large pool of interactive marketing services specialists, as well as the large pool of web developers that we might have access to, would be helpful in that process. There is some level of capital investment required for us to do that, and so therefore, we are currently targeting an impact from being able to take PFSweb clients and launch programs in Japan as being an impact more in the 2014 time frame.

That being said, we do have, I think pent-up demand within our current clients, looking to expand their programs into Asia Pacific, particularly Japan and China, and so we will be over the next several months engaging with our current clients to talk to them about this program, and start to build a pipeline of potential program expansion deals targeting Japan and China.

With regard to – you asked also about sort of the financial structure, we haven’t mentioned the details of the commercial arrangement, probably have a little bit more color on that in August, as we start to flesh out the operational and financial details, we would not expect the arrangement to affect our gross profit, gross margin expectations or deals that we operate in either geography.

George Sutton:	Interesting. OK, good. Now, I wondered if you could address the selling process you’re going through this year, where you do have 100 percent referenceability, versus last year where you were coming off a tough 2011. My assumption would be, the deal cycles might be shorter, might be a little bit easier for you to work through, is that a fair assumption?

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Mike Willoughby:	It’s certainly a fair assumption with our current clients. You might imagine that it’s a tougher sale with the current client to convince them that they ought to expand their program with us into a new geography, or add new brands, if you’re dealing with the hangover from a 2011 holiday struggle. So coming off of a superior holiday performance in 2012 certainly strengthens our position to engage with our current clients, and that is a huge benefit to us, because the sales cycles are naturally shorter with current clients anyway, where you’re not having to, you know, recontract and a lot of the infrastructures have already been deployed in order to allow you to onboard a new program.

So the benefits are accentuated with current clients. I also do think that there’s a benefit with new clients because we are blessed to have great referenceability within our industry, when our clients are 100 percent referenceable, it’s an important part of our sales process to new clients, and so our ability to once again, you know, present our prospective clients with the entire list of our current clients and say, call whoever you would like, they’ll tell you that we’re a great service provider to do business with, even to the extent that we’ve done full disclosure on the challenges in 2011 and pointed to, you know, a rebound with a great performance in ’12, I think helps us in that sales cycle, although I wouldn’t say that it necessarily shortens the sales cycle materially with a new client.

George Sutton:	Got it. Last question for me, relative to the capital that you now have and relative to some of the objectives you listed, it doesn’t sound A, like you’re going to slow down in terms of this transformation, so I just want to confirm that, and B, I wondered if you could give us some sense of priority relative to that list that you provided.

Mike Willoughby:	So clearly, the priority would be almost in reverse order of what I listed, where we would begin to immediately work through the operational implications of expanding our solution into Asia Pacific, and as I said, we’ll probably have more comments on that in August, once we’ve started to put those plans into action with our partner transcosmos.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

But we’ll also start to get serious about the first point, and identify potential acquisitions or investments that we believe would be accretive to us, and also add important services and revenue streams to our solution. So, we have obviously, we know a lot of the players in our industry, with regard to creative design firms and system integrators and technology providers. We’ll now start to get serious about making a list of potential strategic partners where an acquisition or investment would make sense, and as I said, be accretive to us both in you know, financial results as well as in improving our services offering.

George Sutton:	Gotcha, well, congrats on the deal, guys. Thanks.

Mike Willoughby:	Thanks, George.

Operator:	Once again, if you’d like to ask a question, please press star one on your telephone keypad. Your next question comes from the line of Alex Silverman, of Special Situations Fund.

Alex Silverman:	Hey, good morning.

Mike Willoughby:	Good morning, Alex, how are you?

Alex Silverman:	I’m fine, thank you. Just to clarify, the capital that you’ve raised, is the plan to actually build warehouses and pick and pack operations in Asia Pacific?

Mike Willoughby:	It is absolutely not targeted for that purpose. The infrastructure that we will need to leverage, to take clients into Asia Pacific, is already there as a part of the transcosmos organization and their relationships. So you know, our use of this capital as we’ve identified is primarily to accelerate growth in the higher margin areas of our business, as we indicated through investments or acquisitions in some of these high-end services, as well as in doing the primarily technology work required to localize our ecosystem for deployment in China or Japan, where some of the technical requirements such as supporting a double-bite language with their characters that you see on the – on the webpage is required to, you know, localize the solution. So primarily technology investments with regard to international expansion.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Alex Silverman:	So when you say your first priority for the capital is to fund the expansion into Asia Pacific, you’re talking about technology investments?

Mike Willoughby:	Primarily so.

Alex Silverman:	OK. All right. OK. Second question, the plans that you guys laid out back in March, in terms of declassifying the board, bringing on additional board members and such, are those plans still in place?

Tom Madden:	Yes, all those plans are still in place. We will be able to convey more in our proxy that we expect to put out here within the next week or two, but yes, all the corporate governance items that we discussed previously are still planned to be moving forward.

Alex Silverman:	OK, and is the representative from transcosmos going to take a – succeed or replace an existing board member?

Tom Madden:	We’ll provide more information on that as that is finalized.

Alex Silverman:	Will the declassification of the board be for those brought on the board this year, or for future boards?

Mike Willoughby:	So I think once again, the details of that process will need to wait for the proxy. I think the mechanics of exactly how that works, and which classes are affected, is still being worked out, but we expect to release that very soon, within the next week or so.

Alex Silverman:	When will we see the 8K regarding this transaction?

Mike Willoughby:	That should be later this afternoon, by the end of the day.

Alex Silverman:	And the 10Q?

Tom Madden:	That should be later today as well.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Alex Silverman:	Very good, thank you.

Mike Willoughby:	Thank you, Alex.

Operator:	Once again, if you’d like to ask a question, please press star one on your telephone keypad. Your next question comes from the line of George Walsh, of Gilford Securities.

George Walsh:	I was just wondering, with the additional capital now, just a couple questions relative to that. So the total numbers of shares outstanding now is about 16 million, is that correct?

Tom Madden:	That’s correct.

George Walsh:	OK, and I think you have about 30-some odd million in cash now, is that what it would be, about 32?

Tom Madden:	That’s correct.

George Walsh:	OK, is there – does this help you kind of restructure the balance sheet a little bit, in terms of relations with the bank that you’ve had, you know, previously to doing some consolidation or anything?

Tom Madden:	It may, you know, we will begin to have those discussions with the banks, you know, we’ve got great working relationships today with both our Wells Fargo and Comerica relationships here in the U.S., so both our partners and different components of the business, one is in the product revenue side and one is more in the services side, so they have a different dynamic to the structure that we worked under for both of them, but it – you know, continue to evaluate whether it makes sense to consolidate that, or continue these two providers. But again, those relationships are very strong and you know, appreciate what they’ve done for us, and we’ve been able to meet their requirements as well.

George Walsh:	OK, and you mentioned – I just want to be clear, on the – excuse me – the TCI transcosmos owns about 20 percent now, and they have an additional five percent, would you say that’s purchases they can do in the open market?

Mike Willoughby:	That’s correct.

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

George Walsh:	OK, and is there a standstill after that? There was a line that was mentioned in the news release.

Mike Willoughby:	Yes, the agreement has a standstill as part of it.

George Walsh:	OK. All right, and I was just curious, just what was a little bit of the history of, you know, how this arrangement came about? Maybe a little time line.

Mike Willoughby:	Sure, well, you know, we’ve been engaged with them for quite some time, just as a potential partner. Although it’s been over the last couple of months that process really accelerated, as we came to know them. They are a very entrepreneurial company, and we’ve been very impressed with the speed at which they respond to opportunity, and as we got to know their client portfolio and see some of the great retail brands that are involved, got a feel for the infrastructure that they have and some of the specialists that they have on their staff, it became more and more obvious to us that this was the logical partner we’ve been searching for now two years, to enable us to go into this Asia Pacific area, and so you know, over the past 30 days or so, we rapidly came to the conclusion that this was a great strategic partnership for both companies, and the terms that you will see represented in the (inaudible) later today, really reflect that mutual exploration and that work that was put in over the past, you know, 30 to 45 days.

George Walsh:	OK, well –

Mike Willoughby:	It’s pretty unusual for a Japanese company to respond that entrepreneurially, which once again gives us a lot of comfort knowing that they’re going to be able to pace with us, and be as agile as we would like to be.

George Walsh:	Yes, and what was most attractive to them? I mean, was it some of the call centers you had, like you know in the Philippines and stuff, or was it really they really wanted the U.S. present?

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Mike Willoughby:	They prized our mature presence in North America and Europe, particularly the technology ecosystem and the professional services. They understand the space that we’re in, because they do some of the things that we do in Japan, although not on an end to end basis, and as they got to know our ecosystem and the complete solution we provide for our clients, they came to realize it was the best in class solution, and they have pent-up demand within their client portfolio with many of their retail clients wanting to expand their presence into the U.S. for the first time, and so this gives them the ability to go to those clients, and showcase this solution, which is deployed, mature, certified improvement, which should enable them and us to onboard those clients rapidly, into the U.S. and Europe.

George Walsh:	OK, so that’s a ramp-up you see, this would be, I think as it was alluded to earlier, faster than you know your usual, and you really looked at maybe getting some of these people on board for, you know, your fourth quarter this year, but a lot more impact in 2014?

Mike Willoughby:	Right, we would expect to see some impact in Q4, probably helps us to fully realize our, you know, new business objectives for the year, but we certainly expect to see the impact show up in 2014. You know, with the accelerated growth opportunity.

George Walsh:	Will this opportunity be reflected as you report your, you know, as you do your business pipeline? Will there be some sense of the, you know, will there be a change in this number relative to this?

Mike Willoughby:	I actually hadn’t really considered whether or not we would break out that component separately, so that’s something that we’ll think about, George, and let you know in August, if that makes sense.

George Walsh:	OK, and just what’s the – what’s the pace that you think you would be utilizing, you know, this additional capital?

Mike Willoughby:	You know what, I think we’ll probably let the check clear before we necessarily start to think about the details of it. You know, we have certainly been thinking about this, you know, as you know, for the past, you know, 30 days or so as Tom and I have, you know, been spending time with investors and thinking about this transformation. I think now we can get serious about making our list of potential investments or acquisitions. I would say, you know, let us come back to you in August with a little bit more detail on what we’re seeing, but we’ll get serious over the summer about, you know, making those plans and seeing what opportunities are out there.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

George Walsh:	OK, and I was looking a little bit at the company’s website. They have a lot of different divisions. Are you working with the company as a whole, or is it a, you know, certain divisions that you’re really going to be working with relative to their various product offerings?

Mike Willoughby:	Our relationship is with transcosmos, the enterprise, although I think our working relationship will be managed out of their U.S. office. They have a staff of, you know, Japanese Americans that are able to bridge the gap language-wise and culture-wise, and help make sure we’re able to engage effectively and quickly with them corporately. Tom and I, along with some other members of our executive team, will be making a trip over to Tokyo probably in June, to you know, begin our top to bottom plans of you know doing this integration. So we’re going to move quickly.

George Walsh:	OK, and do you have any quantification numbers of just, you know, their revenue stream and profitability?

Tom Madden:	Yes, well, in 2012, they reported total revenues of a little bit more than 1.5 billion dollars. So Mike indicated, they’ve got over 700 or 800 client relationships, number of different geographies and I think in excess of 20,000 employees.

George Walsh:	OK, and is this something just historically, is this a first for them, doing this with a company in the United States?

Tom Madden:	No, they’ve actually done this quite a bit, especially in the late 90s and early 2000 time period, they had a number of strategic investments with a lot of the partners that they were working with here in the U.S. and they’ve been a little bit quieter on this activity over the last few years, but it’s definitely an instrument that they’ve used in the past, in order to, you know, establish a stronger presence and relationship with the companies that they want to work with. So it’s something that’s been very recurring for them on an overall basis over that period of time.

PFSWEB

Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

George Walsh:	OK, and will they be – will there be liaison or representatives or management or whatever, representatives from them, you know, besides on the board, which you mentioned, but you know, as part of management with you guys in the U.S.?

Mike Willoughby:	Well clearly, you know, we’re going to have to have a very close working relationship in order to execute on our plans. We have not formalized those plans yet, but I certainly would expect that there’d be an exchange program of sorts that we have in place, in order to you know, engage quickly. So once again, I think we’ll come back in August with some details on where we’re at, but you know, I certainly would expect to have some of their folks, you know, with us as we start to onboard their clients into our U.S. and European solution.

George Walsh:	OK, all right, sounds good. All right, well, it definitely sounds, first blush here and on paper, it looks like a very interesting partnership, and you know, best of luck with it.

Mike Willoughby:	Thank you, George.

Operator:	Your next question is a followup from Alex Silverman of Special Situations Fund.

Alex Silverman:	Hi, just a followup on one of George’s questions, or a couple of George’s questions. What process did you guys go through to determine dilution, what was acceptable, what kind of hurdle rate or return you expect to make on the capital you’re bringing in?

Tom Madden:	K, so we, you know, explored other transactions like this in the space to ensure that the value that was being paid for the shares was appropriate. And you know, utilized outside firms to assist us in that evaluation process.

Alex Silverman:	But they basically – they basically bought it, you know, basically you’re issuing it at four, 4 1/2 times EBITDA? What’s your hurdle rate for what you expect to – for your investments?

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Tom Madden:	Obviously, that depends on the individual investment and our – many of them are long term in nature, so we you know, we did feel like this was an appropriate price in our discussions with them, in order to take advantage of the opportunity that we saw with working with them on a long-term basis, us being able to enable our clients to experience a presence in the – in Japan or China, and for us to experience an expected significant improvement in some of their clients, in revenue for their clients coming over here.

Alex Silverman:	Will we get to see that analysis? Will that be part of a filing?

Tom Madden:	No, I don’t believe so.

Alex Silverman:	OK, and you know, many, many U.S. companies have all kinds of joint ventures in Asia Pac, very rarely does it result in selling 20 percent of the shares in the company. Help us with how that came about, and how, frankly it came about in just 30 days?

Mike Willoughby:	Well, as I said to George, you know, we’ve been in discussions with them for longer than that, but really got serious in the past 30 days. And as Tom mentioned, this has been a mechanism that they have used historically with great success, to partner with a company where they were going to have skin in the game, and contribute to …

Alex Silverman:	I understand – I understand the benefit to them, I’m trying to understand the benefit to PFS.

Mike Willoughby:	Well, the benefit to us is that it cements the opportunity we have to grow into this Asia Pacific area. It helps fund that process, which we thought was important to be using our cash effectively and have it tied to the initiative appropriately. And there are these auxiliary benefits that we believe will accelerate growth through our ability to use the funding for these other investments and acquisitions that we’ve been, you know, mentioning.

Tom Madden:	And a key part of this is just access to their existing client base, for – that are very interested in expansion into the U.S. and European markets, and that activity now has a high likelihood of being able to go through us, instead of another solution.

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Moderator: Todd Fromer

05-15-13/11:00 a.m. ET

Confirmation # 69039308

Mike Willoughby:	I think that another critical element is we were discussing the financial and operational relationship between the two companies is, that the way that they treat this investment allows us to provide value to them, as they consolidate results into their financial statement, so we don’t have to have alternative ways of, you know, returning value to them. So if they bring a client to us, we’re able to on board the client and operate the client within our normal expectations on gross margin, and gross profit, rather than having to have, you know, some sort of commission plan or something else in effect to, you know, return value to them.

Alex Silverman:	Wouldn’t a commission be less expensive than selling 20 percent of the shares?

Tom Madden:	Again, the agreement allows us to have the opportunity to service as their client base, that has exhibited significant excitement about expanding into the U.S. and European marketplace. We would not have been able to obtain that potential sales pipeline without structuring this in this manner.

Alex Silverman:	OK.

Operator:	At this time, there are no further questions. I will now return the call to management for any additional or closing remarks.

Mike Willoughby:	Thank you, operator. As I said before, we appreciate all of you for participating, and for being part of our story. Tom and I look forward to seeing you – many of you face to face over the next few months, and we look forward to being back with you in August to give you an update on these exciting results that we have, and announcements that we made today. Thank you, and have a great day.

Operator:	Thank you, that does conclude today’s PFSweb first quarter 2013 earnings conference call. You may now disconnect.

END